Exhibit 5.1

December 17, 2021

Roman DBDR Tech Acquisition Corp. III

2877 Paradise Road, Unit 702

Las Vegas, NV 89109

Re: Roman DBDR Tech Acquisition Corp. III

Ladies and Gentlemen:

We have acted as special counsel to Roman DBDR Tech Acquisition Corp. III, a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-1, which was initially filed on the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering (the “Offering”) by the Company of units (the “Units”), each Unit consisting of one share of the Company’s Class A common stock, $0.0001 par value (“Class A Shares”) and one-third of one redeemable warrant (the “Warrants”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of:

(a)

the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and B. Riley Securities Inc. (the “Underwriter”), relating to the sale by the Company to the Underwriter of the Units, filed as Exhibit 1.1 to the Registration Statement;

(b)	the form of Amended and Restated Certificate of Incorporation of the Company filed as Exhibit 3.2 of the Registration Statement;

(c)	the Bylaws of the Company filed as Exhibit 3.3 to the Registration Statement;

(d)	the Registration Statement;

(e)	the form of Unit certificate, filed as Exhibit 4.1 to the Registration Statement;

(f)	the form of Class A common stock certificate, filed as Exhibit 4.2 to the Registration Statement;

(g)	the form of Warrant certificate, filed as Exhibit 4.3 to the Registration Statement;

(h)

the form of Warrant Agreement proposed to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), filed as Exhibit 4.4 to the Registration Statement; and

(i)	the form of resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the Units, the Shares and the Warrants and the filing of the Registration Statement.

We have also examined such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, when the Underwriting Agreement and Warrant Agreement have each been duly authorized, executed and delivered by the respective parties thereto and certificates representing the Units, the Class A Shares and the Warrants in the forms of the respective specimen certificates filed as exhibits to the Registration Statement have been duly authorized, executed and delivered in accordance with the terms of the Underwriting Agreement and and the Warrant Agreement against payment in full of the consideration payable therefor as contemplated by the Underwriting Agreement:

1.	the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

2.	the Class A Shares included in the Units will be validly issued, fully paid and non-assessable;

3.	the Warrants included in the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

4.

upon the payment to the Company of the Warrant Price (as defined in the Warrant Agreement) therefor, the shares of Class A common stock into which the Warrants are exercisable will be validly issued, fully paid and non-assessable.

Each opinion with respect to the Units and the Warrants being “valid and binding obligations of the Company enforceable against the Company in accordance with their terms” or similar language is subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and (ii) to general equity principles and public policy considerations which may limit the right of parties to obtain certain remedies.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very yours truly,
/s/ Cadwalader, Wickersham & Taft LLP